Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-220487 and 333-233767) and Form S-8 (File Nos. 333-215382 and 333-233346) of Neubase Therapeutics, Inc. and subsidiaries of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated January 10, 2020 with respect to the consolidated financial statements of Neubase Therapeutics, Inc. and subsidiaries as of September 30, 2019 and for the year then ended, included in this Annual Report on Form 10-K of Neubase Therapeutics, Inc. for the year ended September 30, 2019.

/s/ CohnReznick LLP

Roseland, New Jersey

January 10, 2020